                                                                      EXHIBIT 11

               CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

        CALCULATION OF BASIC EARNINGS (LOSS) PER COMMON SHARE AND DILUTED
                        EARNINGS (LOSS) PER COMMON SHARE

                         (In millions, except per share)

                                                                                  Years Ended December 31,

                                                            ---------------------------------------------------------------------

                                                                   1997                     1996                     1995
                                                            -------------------      -------------------      -------------------

Basic earnings (loss) per common share (1):
      Net income (loss)                                                 $ (548.5)                 $ 141.3                  $ 771.8
      Dividends on preference shares                                       ___                      ___                       13.2
                                                             -------------------      -------------------      -------------------

      Net income (loss) applicable to common stock                      $ (548.5)                 $ 141.3                  $ 758.6
                                                             ===================      ===================      ===================

      Average number of common shares outstanding                           95.8                     95.5                     94.7
                                                             ===================      ===================      ===================

      Basic earnings (loss) per share                                    $ (5.72)                  $ 1.48                   $ 8.01
                                                             ===================      ===================      ===================

Diluted earnings (loss) per common share (1, 2):

      Net income (loss) applicable to common stock                      $ (548.5)                 $ 141.3                  $ 758.6
      Add income effect, assuming conversion of
         potentially dilutive securities                                   ___                      ___                       15.1
                                                             -------------------      -------------------      -------------------

      Net income (loss) on a diluted basis                              $ (548.5)                 $ 141.3                  $ 773.7
                                                             ===================      ===================      ===================

      Average number of common shares outstanding                           95.8                     95.5                     94.7

      Add common share effect, assuming conversion

         of potentially dilutive securities                                ___                        0.3                      6.2
                                                             -------------------      -------------------      -------------------

      Average number of common shares outstanding

         on a diluted basis                                                 95.8                     95.8                    100.9
                                                             ===================      ===================      ===================

      Diluted earnings (loss) per share                                  $ (5.72)                  $ 1.48                   $ 7.67
                                                             ===================      ===================      ===================

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Notes:

      (1) In December 1997, the company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Under this standard, basic earnings per share is computed by dividing net income applicable to common stockholders by the average number of common shares outstanding during the year. The computation of diluted earnings per share assumes that the average number of common shares outstanding is increased by dilutive common share equivalents and the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.

      (2) Potentially dilutive securities at December 31, 1997 included shares issuable pursuant to certain stock-based compensation. These securities included 450,000 shares issuable upon the vesting of the restricted share units issued in 1996 as well as 270,000 shares issuable upon the exercise of stock options calculated using the treasury stock method. Potentially dilutive securities in 1997 were not included in the computation of diluted earnings per share because the effect would have been antidilutive.